UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2008

Aastrom Biosciences, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	000-22025	94-3096597
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

24 Frank Lloyd Wright Drive, P.O. Box 376, Ann Arbor, Michigan		48106
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(734) 930-5555

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Aastrom Biosciences, Inc., a Michigan corporation (the "Company"), has amended its Restated Articles of Incorporation (the "Articles") and its Bylaws (the "Bylaws"). At the Annual Meeting of Shareholders of the Company held on October 17, 2008 (the "Annual Meeting"), the shareholders approved the amendment to the Articles, which eliminated the requirement that holders of two-thirds of the outstanding shares of common stock approve any amendment to the Articles or Bylaws, or any merger or consolidation proposal. The amendment to the Articles was filed with the Corporation Division of the Bureau of Commercial Services of the State of Michigan on October 17, 2008.

Also at the Annual Meeting, the shareholders approved the amendment of the Bylaws to eliminate the classification of the Board of Directors of the Company. The effect of this amendment is that the directors of the Company will be elected annually at the Company’s annual meeting, beginning at the Annual Meeting held October 17, 2008.

The Restated Articles, as amended, and the Bylaws are being filed herewith as Exhibits 4.1 and 4.2, respectively.

Item 8.01 Other Events.

The Company is filing the following "Description of Capital Stock" under this Item 8.01 to update the Description of Capital Stock, contained in its Registration Statement on Form S-1 filed on November 6, 1996, to reflect the amendment to the Articles and Bylaws.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share. The Company does not have any preferred stock issued or outstanding.

COMMON STOCK

The holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights, if any, of holders of Preferred Stock then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of any Preferred Stock that the Company may designate and issue in the future.

PREFERRED STOCK

The Board of Directors is authorized, without further shareholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series.
The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

MICHIGAN LAW AND CERTAIN CHARTER PROVISIONS

The Company is a Michigan corporation and is subject to certain anti-takeover provisions of the Michigan Business Corporation Act (the "MBCA") that could delay or make more difficult a merger or tender offer involving the Company. Chapter 7A of the MBCA prevents, in general, an "interested shareholder" (defined generally as a person owning 10% or more of a corporation’s outstanding voting shares) from engaging in a "business combination" (as defined therein) with a Michigan corporation unless: (a) the Board of Directors issues an advisory statement, holders of 90% of the shares of each class of stock entitled to vote approve the transaction, and holders of two-thirds of the "disinterested" shares of each class of stock approve the transaction; (b) the interested shareholder has been an interested shareholder for at least five years and meets certain requirements, including provisions relating to the fairness of the price, based on the market or the amount paid by the interested shareholder, whichever is greater, and the form of consideration paid; or (c) the Board of Directors, by resolution, exempts a particular interested shareholder from these provisions prior to the interested shareholder becoming an interested shareholder.

The Company’s Restated Articles of Incorporation, as amended, eliminate the right of shareholders to act without a meeting and do not provide for cumulative voting in the election of directors.

The foregoing and other statutory provisions and provisions of the Company’s Restated Articles of Incorporation, as amended, could have the effect of deterring certain takeovers or delaying or preventing certain changes in control or management of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then-current market prices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aastrom Biosciences, Inc.

October 23, 2008	By:	/s/ George W. Dunbar, Jr.

Name: George W. Dunbar, Jr.
Title: Chief Executive Officer and President

Top of the Form

Exhibit Index

Exhibit No.	Description

4.1	Restated Articles, as amended (in electronic format only as of October 17, 2008).
4.2	Bylaws.